Exhibit 99.1

NCI Building Systems Announces That Major Milestones for
Completion of Investment Agreement
with Clayton, Dubilier & Rice Fund Have Been Met

-- Transaction to Close As Early As October 20, 2009 --

HOUSTON, October 16, 2009 /PRNewswire-FirstCall/ -- NCI Building Systems, Inc. (NYSE: NCS) today announced that the major milestones for the completion of its investment agreement with a fund managed by Clayton, Dubilier & Rice (CD&R) have been achieved, and that the Company anticipates closing the transaction as early as October 20, 2009.

NCI reported that as of 5:00 p.m. on October 16, 2009:

•	Holders of more than 99% of the aggregate principal amount of its outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) have delivered valid tenders, which exceeds the threshold of 95% minimum condition to the offer; and
•	The Company has obtained or expects shortly to obtain the consent of lenders representing 100% of the Company’s secured debt for the refinancing of its existing credit facility. 100% consent is a requirement of the CD&R investment. In connection with obtaining this support, the maturity on the refinanced credit facility is to be modified to 4 ½ years from 5 years.

On October 9, 2009, NCI announced that it had finalized with its lenders terms for a $125 million asset-based revolving credit facility (“ABL”) with an additional $50 million accordion feature, and that the Company had confirmed participation from lenders for the full availability under the facility. The ABL, which has the same maturity as the Company’s term loan, had been a condition to the closing of the investment agreement.

“We are pleased to report that we have completed another step toward the completion of our investment agreement with CD&R, “ said Norman C. Chambers, Chairman, President and Chief Executive Officer. “Once effective, this comprehensive refinancing will significantly reduce our debt and provide us with the resources to support future growth.”

As previously announced, the expiration time for the Company’s exchange offer (the “Exchange Offer”) and related withdrawal rights for its Convertible Senior Subordinated Notes is 11:59 p.m., New York City time on Monday, October 19, 2009, unless further extended or amended. The CD&R investment and related transactions, which remain subject to customary closing conditions (including continued satisfaction of the 95% and 100% participation requirement with respect to the Convertible Notes and existing credit facility, respectively), could be completed as early as Tuesday, October 20, 2009.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Important Information About This Communication

This communication is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange. Any such offer or solicitation shall be made solely by means of the prospectus, related letter of transmittal and other offer documents, as described below.

In connection with the commencement of the exchange offer by the Company to acquire all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “convertible notes”), issued under that indenture, dated as of November 16, 2004, between the Company and The Bank of New York, as trustee, in exchange for cash and shares of Company common stock, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (which includes a prospectus) and amendments thereto, a tender offer statement on Schedule TO and amendments thereto and related documents and materials. Investors and security holders are strongly urged to carefully review the registration statement, the prospectus, the tender offer statement and amendments thereto and the other related documents and materials filed with the SEC, including the final prospectus described below, when available, as well as any amendments and supplements thereto, when available, because they will contain important information about the Company, the proposed exchange offer and related transactions and are the sole means by which any offer to exchange or sell, or any solicitation of any such offers, will be made.

The SEC declared the Company’s registration statement on Form S-4 effective on October 13, 2009. Investors and security holders may obtain a free copy of the registration statement, prospectus and transmittal materials, as well as amendments thereto and other documents filed by the Company with the SEC, at the SEC’s web site, www.sec.gov. Investors and security holders are strongly urged to carefully review the final prospectus. Free copies of the Company’s filings with the SEC may also be obtained from the Company’s Investor Relations Department at P.O. Box 692055, Houston, Texas 77269-2055 or by phone at (281) 897-7788.

Forward Looking Statements

This communication contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are: the occurrence of any event, change or other circumstance that could give rise to the termination of the investment agreement with Clayton, Dubilier & Rice Fund VIII, L.P.; the inability to complete the transactions contemplated by the investment agreement due to failure to satisfy conditions to such transactions (including with respect to the refinancing of the senior credit facility and the convertible notes); the failure of the transactions discussed herein to close for any reason; the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the investment agreement, the transactions contemplated thereby, including the convertible notes exchange offer; risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention; industry cyclicality and seasonality and adverse weather conditions; ability to service the Company’s debt; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; the current financial crisis and U.S. recession; changes in laws or regulations; the volatility of the Company’s stock price; the potential dilution associated with the convertible notes exchange offer; the Company’s ability to comply with the financial tests and covenants in its existing and future debt obligations; the significant demands on the Company’s liquidity while current economic and credit conditions are severely affecting its operations; and the uncertainty surrounding the transactions described herein, including the Company’s ability to retain employees, customers and vendors. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2008, and the section titled “Risk Factors” in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on September 10, 2009 each identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

CONTACT: Investors, Lynn Morgen or Betsy Brod, both of MBS Value Partners, +1-212-750-5800; or Media, Terry Rooney of Rooney & Associates Communications, +1-212-223-0689, all for NCI Building Systems.